UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

Curbline Properties Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	1-42265	93-4224532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Park Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CURB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On September 30, 2024, Curbline Properties Corp. (the “Company”) announced that, as a result of recent disposition activity by SITE Centers Corp. (“SITE Centers”), SITE Centers is expected to transfer to the Company unrestricted cash in the amount of $800 million upon consummation of the Company’s anticipated spin-off (the “Spin Off”) pursuant to the Separation and Distribution Agreement, by and among the Company, Curbline Properties LP and SITE Centers. Subject to the satisfaction or waiver of applicable conditions, the Spin Off is expected to occur on October 1, 2024.

Safe Harbor

The Company considers information in this Current Report that relates to expectations for future periods to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including, among other factors, the ability to complete the Spin Off on the currently anticipated timeline or at all and the amount of unrestricted cash ultimately to be transferred to the Company. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances that arise after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Curbline Properties Corp.

Date: September 30, 2024	By:	/s/ Lesley H. Solomon
	Name:	Lesley H. Solomon
	Title:	Executive Vice President, General Counsel and Secretary